Exhibit 10.1

ASSET PURCHASE AGREEMENT

Between

VIA WIRELESS LLC

and

GOLDENSTATE TOWERS, LLC

June 12, 2003

i

ii

Schedules

Schedule 2.3(a)	—	Security Deposits
Schedule 2.4	—	Purchase Price Allocations

Exhibits

Exhibit A	—	Form of UbiquiTel Master Site Lease
Exhibit 6.6 (1 - 100)	—	Forms of 100 UbiquiTel Site Agreements
Exhibit 7.1(a)	—	Form of Seller’s Officer’s Certificate
Exhibit 7.1(g)	—	Form of Tower Lease Consent
Exhibit 7.1(i)	—	Form of Lessor Estoppel Certificate
Exhibit 7.2(a)	—	Form of Purchaser’s Officer’s Certificate
Exhibit 9.1(a)	—	Form of Leased Site Lease Assignment
Exhibit 9.1(b)	—	Form of Assignment and Assumption Agreement
Exhibit 9.1(c)	—	Form of Bill of Sale
Exhibit 9.1(k)	—	Matters to be set forth in Legal Opinion of Greenberg Traurig LLP

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into this 12th day of June, 2003 (the “Effective Date”) among VIA Wireless LLC, a California limited liability company (“Seller”), and GoldenState Towers, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller has a leasehold interest in the Sites (as hereinafter defined) on which are constructed improvements, including wireless communications towers and related facilities;

WHEREAS, Seller is party to certain collocation agreements, contracts, leases, subleases, licenses, sublicenses and other occupancy agreements with third parties pursuant to which such third parties locate and operate wireless communications equipment on certain of the Sites; and

WHEREAS, Seller desires to sell, transfer, convey and assign to Purchaser, and Purchaser desires to acquire, all of Seller’s interests in the Sites at the Closing, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS; PURCHASE AND SALE OF ASSETS;

ASSUMPTION OF LIABILITIES

Section 1.1.                                   Certain Definitions.

As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Accounting Firm” shall have the meaning set forth in Section 2.3(b).

“Additional Title Disapproval Notice” shall have the meaning set forth in Section 8.1(b).

“Additional Title Matters” shall have the meaning set forth in Section 8.1(b).

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person.  For the purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities or partnership or other ownership interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Assignment and Assumption Agreement” shall have meaning set forth in Section 9.1(b).

“Assumed Contracts” shall mean the service, supply, maintenance and management contracts of Seller related to the Sites listed in Section 4.14 of the Seller Disclosure Schedule.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Bills of Sale” shall have the meaning set forth in Section 9.1(c).

“Business Day” shall mean any day other than a Saturday, Sunday, legal holiday in the State of New York or other day of the year on which banks in the State of New York are authorized or required by applicable law to close.

“Claim of Environmental Liability” shall mean any actual or threatened claims, liabilities, obligations, charges, losses, fines, judgments, costs, penalties, expenses (including reasonable attorneys’ fees), settlements or damages, relating to, resulting from or arising from, directly or indirectly, in whole or in part, (i) any suit, action, administrative proceeding, notice, investigation or demand asserted or threatened by any Person, including any Governmental Authority, arising under or relating, directly or indirectly, to any Environmental Law, (ii) requirements imposed by any Governmental Authority under any Environmental Law, including costs of remediation or restoration or costs incurred in complying with Environmental Laws, (iii) the presence, Release or threat of Release into the environment of any Hazardous Substances, or (iv) personal injury, bodily injury or property damage arising out of or allegedly arising out of the presence, Release or threat of Release of Hazardous Substances, whether or not such actual or threatened claims, liabilities, obligations, charges, losses, fines, judgments, costs, penalties, expenses or damages occur at a Site.

“Class 1 Leased Sites” shall mean the Leased Sites identified as Class 1 Leased Sites on Section 4.6(a) of the Seller Disclosure Schedule.

“Class 2 Leased Sites” shall mean the Leased Sites identified as Class 2 Leased Sites on Section 4.6(a) of the Seller Disclosure Schedule.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall have the meaning set forth in Section 4.8(c).

“Communications Equipment” means equipment used in a communications system (including, without limitation, the antennas, antenna arrays and associated equipment for a wireless communications system, which may include, without limitation, electronics equipment, transmission equipment, microwave dishes, GPS antennas, carrier shelters, coaxial cables, mounting brackets used to mount equipment on the platform for location of equipment on a

Tower, cable trays, mounts, generators, hangers, brackets, and other accessories and equipment) installed, owned, maintained and operated by any Person other than Purchaser.

“Confidential Information” shall have the meaning set forth in Section 6.2(b).

“Consent” shall mean any consent, approval, authorization, or waiver from, or notice to, any Person, including but not limited to any Governmental Authority.

“Contracts” shall mean with respect to any Person, any agreement, undertaking, franchise, permit, lease, loan, license, guarantee, understanding, commitment, contract, note, bond, indenture, mortgage, deed of trust or other obligation, instrument, documents, agreement or other arrangement of any kind (written or oral, express or implied) to which such Person is a party or by which such Person, or any material amount of such Person’s property, is bound.

“Cure Period” shall have the meaning set forth in Section 7.3(a).

“Effective Date” shall have the meaning set forth in the preamble.

“Environmental Law” shall mean any and all statutes, regulations, ordinances, rules, orders, directives, requirements, common law claims or adjudications of any Governmental Authority, without limitation in time or scope, which regulate or govern or are related in any way to the protection of the environment, or worker, public, consumer or human health or safety, or are related in any way to Hazardous Substances, including, without limitation, the following:  the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (CERCLA), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (RCRA), the Clean Air Act, as amended, 42 U.S.C. §7401 et seq. (CAA), the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. §11001 et seq. (EPCRKA), the Safe Drinking Water Act, as amended, 42 U.S.C. §300 et seq. (SDWA), the Pollution Prevention Act of 1990, as amended, 42 U.S.C. §13101 et seq. (PPA), the Clean Water Act, as amended, 33 U.S.C. §1251 et seq. (CWA), the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq. (FIFRA), the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq. (TSCA), and OSHA and any and all state and local statutes, laws, or ordinances corresponding to the foregoing federal statutes.

“Environmental Permits” shall mean any Permit required to be obtained by Seller pursuant to any Environmental Law in connection with Seller’s operation of the Leased Sites as a telecommunications facility.

“Environmental Reports” shall have the meaning set forth in Section 4.13(b).

“Escrow Agent” shall have the meaning set forth in Section 2.2(a).

“Escrow Agreement” shall mean the Escrow Agreement of even date herewith among Seller, Purchaser and the Escrow Agent.

“Escrow Deposit” shall have the meaning set forth in Section 2.2(a).

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“FAA” shall have the meaning set forth in Section 4.8(a).

“FAA Tower Clearance” shall have the meaning set forth in Section 4.8(a).

“FCC” shall have the meaning set forth in Section 4.8(a).

“FCC Tower Clearance” shall have the meaning set forth in Section 4.8(a).

“GAAP” shall mean generally accepted accounting principles as in effect in the United States.

“Governmental Authority” shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including, without limitation, any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign, including, without limitation, the FCC.

“Hazardous Substances” shall mean and include, without limitation, any element, material, compound, mixture, chemical, substance, toxic substance, hazardous substance, toxic waste, hazardous waste, pollutant or contaminant, including, without limitation, asbestos, defined as a hazardous substance, pollutant or contaminant (or words of similar connotation, import or meaning) or otherwise regulated under or pursuant to any Environmental Law.  Any material or substance containing a Hazardous Substance shall also be considered a Hazardous Substance.

“Holdback” shall have the meaning set forth in Section 2.2(b).

“Improvements” shall mean the Tower, all Tower lighting systems, all Tower grounding systems, all buildings or structures at a Site owned by Seller other than carrier shelters (buildings to include all building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof), the platform for location of the equipment on a Tower (other than the mounting brackets used to mount equipment on such platform), Seller’s personal property located at a Site other than the Excluded Assets, and the fixtures, irrigation and other water distribution systems, the underground conduit not belonging to any public utility, wiring and cable installations included in or located at a Site.

“Indemnified Party” shall have the meaning set forth in Section 11.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.3(a).

“Leased Sites” shall be the Class 1 Leased Sites and the Class 2 Leased Sites listed in Section 4.6(a) of the Seller Disclosure Schedule, including, without limitation, the Licensed Sites, together with all easements, rights, rights of way and similar rights that provide access to such sites, privileges, remainders, revisions and appurtenances thereunto belonging or in any way appertaining, and all of Seller’s estate, right, title, interest, claim and demand therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy.

“Leased Site Lease Assignments” shall have the meaning set forth in Section 9.1(a).

“Leased Site Lease Consents” shall have the meaning set forth in Section 4.6(a).

“Leased Site Leases” shall have the meaning set forth in Section 4.6(a).

“Lessor Estoppel Certificate” shall have the meaning set forth in Section 7.1(i).

“Licensed Sites” shall mean the Leased Sites listed on Part II of Section 4.6(a) of the Seller Disclosure Schedule.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default or similar right, or right of a third party or other adverse claim of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Losses” shall have the meaning set forth in Section 11.1.

“Material Adverse Effect” shall mean (i) any change, event, occurrence, fact, condition, effect or development that would have a materially adverse effect on the operation by Purchaser of more than six (6) Class 1 Leased Sites or of more than fifteen (15) Leased Sites as wireless telecommunication tower facilities, (ii) any change, occurrence, or development that would have a materially adverse effect on the ability to co-locate additional wireless communication carriers on the Towers located on more than six (6) Class 1 Leased Sites or on more than fifteen (15) Leased Sites, or (iii) any change, event, occurrence, fact, condition, effect or development that would have a materially adverse effect on Seller’s ability to perform its obligations under this Agreement; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following will be deemed to constitute or contribute to a “Material Adverse Effect”: (i) general financial market conditions or fluctuations; or (ii) conditions affecting the telecommunications industry generally.

“Natural Hazard Disclosure Report” shall have the meaning set forth in Section 6.8.

“Natural Hazard Expert” shall have the meaning set forth in Section 6.8.

“Outside Date” shall have the meaning set forth in Section 12.1(b).

“Permits” shall have the meaning set forth in Section 4.10.

“Permitted Liens” shall mean, in the case of a Leased Site, any: (i) lien for current real and personal property Taxes and assessments not yet due and payable, which shall be prorated in accordance with Section 2.3, (ii) any Tower Leases or Leased Site Leases with respect to the Sites (except to the extent a Lien arises out of a breach by Seller of such Tower Leases or Leased

Site Leases); (iii) the printed exceptions that appear in the standard form owner’s policy of title insurance issued by the Title Company for the Sites; (iv) any other covenant, condition, restriction, right of way, easement, title policy exception, or other matter disclosed in the applicable Preliminary Title Report which is approved or deemed approved by Purchaser pursuant to Section 8.1; (v) any other title matters objected to by Purchaser which objections are subsequently waived by Purchaser; and (vi) any mortgage or deed of trust encumbering the fee simple interest on a Site prior to Seller’s recorded interest in such Site for which a valid non-disturbance agreement reasonably acceptable to Purchaser has been obtained and is in full force and effect.  Any mortgage or deed of trust lien created by Seller or its Affiliates that encumbers a Site will not be a Permitted Lien.

“Person” shall mean any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Preliminary Title Report” shall have the meaning set forth in Section 8.1(a).

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Purchased Assets” shall have the meaning set forth in Section 1.2.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.1.

“Real Property Laws” shall have the meaning set forth in Section 4.6(c).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, placement, distribution, production, sale, generation, transpiration or migration into the environment.

“Restricted Interest” shall have the meaning set forth in Section 1.6.

“Seller” shall have the meaning set forth in the preamble.

“Seller Disclosure Schedule” shall mean the disclosure schedule delivered concurrently herewith by Seller to Purchaser.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Seller’s Knowledge” or similar phrase shall mean the actual knowledge after reasonable inquiry, without taking into account any constructive or imputed knowledge, of David Zylka, Jim Ames, Fred Ritter, Andrew Buffmire, and William Warburton, who are the employees of Seller or its Affiliates whose primary responsibility is the operation of the Purchased Assets, but such individuals shall not have any personal liability in connection herewith.

“Site Permits” shall have the meaning set forth in Section 4.6(d).

“Sites” shall mean Leased Sites.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” shall have the meaning set forth in Section 11.3(a).

“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Title Objection Notice” shall have the meaning set forth in Section 8.1(a).

“Title Policies” shall have the meaning set forth in Section 7.1(e).

“Title Review Period” shall have the meaning set forth in Section 8.1(a).

“Tower Leases” shall mean the leases, subleases, collocation agreements, licenses, sublicenses, occupancy agreements or other Contracts by which Seller has granted third parties the right to use space on the Towers located on the Sites.

“Towers” shall mean all towers set forth in Section 4.7(b) of the Seller Disclosure Schedule, ground radials, guy anchors and related equipment owned by Seller and located on the Sites other than Excluded Assets.

“UbiquiTel Master Site Lease” shall mean the form of master site lease attached hereto as Exhibit A, to be entered into at Closing between Purchaser, as lessor, and UbiquiTel Leasing Company, as lessee.

“UbiquiTel Site Agreement” shall have the meaning set forth in Section 6.6.

When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate.  Whenever the word “herein” or “hereof” is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

Section 1.2.                                   Purchased Assets.

Subject to the provisions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser, free and clear of all Liens except Permitted Liens, and Purchaser agrees to purchase and acquire from Seller, as of the Closing Date, all assets located at the Sites (other than Excluded Assets), which are currently used or held for use by Seller in connection with or relating to the Sites, including, without limitation, the following (collectively, the “Purchased Assets”):

(i)                                     all rights of Seller under the Leased Site Leases, including, without limitation, Seller’s right to occupy the Leased Sites, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;

(ii)                                  all rights, title and interest of Seller in the Improvements;

(iii)                               all rights of Seller under the Tower Leases, including, without limitation, Seller’s right to receive payment thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;

(iv)                              all rights of Seller under the Assumed Contracts, including, without limitation, Seller’s right to receive payment or goods and services thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;

(v)                                 all Permits (but specifically excluding permits or licenses granted by the FCC relating to communications frequencies, spectrum or channel usage for wireless communications services and permits or licenses held by Seller with respect to the operation of  Seller’s communications equipment at a Site) used in or relating to the Sites, to the extent transferable;

(vi)                              all warranties, indemnities and guarantees and similar rights related to the Sites and the Improvements, to the extent assignable;

(vii)                           all files, books, records, manuals, technical information, surveys, drawings and specifications, and studies relating to or used in connection with the Sites (in any form or medium), including, without limitation, the original documents relating to the Tower Leases, the Leased Site Leases and the Assumed Contracts, to the extent available and if not available, copies thereof (provided, however, to the extent the foregoing are indivisible from assets to be maintained by Seller or are necessary for the continued ownership, operation or maintenance of assets retained by Seller, Seller’s delivery obligation shall be limited to copies);

(viii)                        all rights to proceeds from applicable insurance policies that Purchaser is entitled to receive pursuant to Section 6.4, with respect to the Sites that are sold, transferred and assigned to Purchaser hereunder; and

(ix)                                subject to Section 1.3(iv), all rights to causes of action, lawsuits, judgments, claims and demands of any nature with respect to the ownership, use, function or value of any Purchased Asset, whether arising by way of counterclaim or otherwise.

Section 1.3.                                   Excluded Assets

The following items shall be deemed “Excluded Assets”: (i) the Communications Equipment, (ii) the electrical utility meter, circuit breakers and branch circuits that serve the Communications Equipment and the associated telephone inside company wiring for the Communications Equipment at each Site, in each case belonging to any public utility, (iii) any Purchased Assets that are or become Excluded Assets pursuant to Articles 7 and 8 of this Agreement, (iv) Seller’s rights, claims or causes of action against third parties arising under or in connection with the Excluded Liabilities, and (v) other assets of Seller which are not included in Purchased Assets.

Section 1.4.                                   Assumption of Liabilities.

Subject to the provisions of this Agreement, Purchaser shall assume as of the Closing Date and agrees to pay, perform and discharge when due, all obligations and liabilities arising under or in connection with the Leased Site Leases, the Tower Leases, the Improvements, the Sites, the Permits and the Assumed Contracts (the “Assumed Liabilities”); provided, however, that in no event shall Purchaser assume any liability relating or arising from the breach or violation by Seller of any Leased Site Lease, Tower Lease, Assumed Contract or Permit.

Section 1.5.                                   Excluded Liabilities.

Except as expressly provided in Section 1.4, Purchaser shall not assume any liability or obligation of Seller of any nature whatsoever, whether known or unknown, direct or indirect, contingent or accrued, matured or unmatured (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Purchaser shall not assume any of the following Excluded Liabilities:

(i)                                     liabilities arising out of any actual or alleged breach or nonperformance by Seller prior to the Closing Date under any Leased Site Lease, Tower Lease, Assumed Contract or Permit;

(ii)                                  any liability under any Contract not specifically included as an Assumed Liability;

(iii)                               any liability, obligation, commitment or debt of Seller relating to any of Seller’s current or former employee’s terms or conditions of employment, compensation or benefits, including, without limitation, termination of any such employee or the failure of Purchaser to hire any such employee;

(iv)                              any liability or obligation relating to, resulting from or arising from, directly or indirectly, any matter disclosed in the Environmental Reports or any Claim of Environmental Liability pertaining to Releases on any Site that occurred prior to the Closing Date;

(v)                                 any liability or obligation, actual or alleged, that relates to, results or arises from, directly or indirectly, any action or failure to act by Seller with respect to, or the operation or ownership of any Site (or the Purchased Assets relating thereto), prior to the Closing Date;

(vi)                              any liability, obligation or agreement with respect to Taxes relating to any Site (or the related Purchased Assets), owing in respect of any period prior to the Closing Date, including, without limitation, Taxes payable in respect of the matters set forth on Section 4.5(b) of the Seller Disclosure Schedule; and

(vii)                           any other liability or obligation, known or unknown, which is not specifically and expressly included within the definition of Assumed Liabilities.

Section 1.6.                                   Assets Not Assignable.

To the extent that any interest in the Purchased Assets is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third Person, or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any of the Leased Site Leases or other Purchased Assets, or a violation of any applicable law, or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (any such interest being referred to herein as a “Restricted Interest”).  Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to transfer to Purchaser any Restricted Interest without the required consent, waiver or authorization necessary for such transfer first having been obtained; provided, however, that any Restricted Interest shall be transferred within five (5) Business Days after receipt of such required consent, waiver or authorization.

ARTICLE 2

PURCHASE PRICE

Section 2.1.                                   Purchase Price.

(a)                                  In connection with the sale, transfer and assignment of the Purchased Assets to Purchaser, Purchaser shall pay to Seller the amount of $11,500,000 (the “Purchase Price”).

(b)                                 If one or more Sites are excluded by Purchaser pursuant to Section 7.3 or 8.1, the Purchase Price shall be reduced by $150,700 per excluded Class 1 Leased Site and $80,700 per excluded Class 2 Leased Site.  “Adjusted Purchase Price” shall mean the Purchase Price, as adjusted pursuant to this paragraph.

Section 2.2.                                   Manner of Payment.

The Purchase Price shall be paid to Seller by Purchaser as follows:

(a)                                  Escrow Deposit.  Concurrently herewith, Purchaser shall deliver Five Hundred Seventy Five Thousand Dollars ($575,000) (which deposit, together with all interest earned thereon, is herein called the “Escrow Deposit”) to Commonwealth Land Title Company at its

offices at 525 Market, Suite 2320, San Francisco, California, 94105, Attention: Ms. Linda Rae Paul (“Escrow Agent”).  The Escrow Deposit shall be delivered to Escrow Agent by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller.  The Escrow Deposit shall be held by Escrow Agent as a deposit against the Purchase Price in accordance with the terms and provisions of the Escrow Agreement.  At all times that the Escrow Deposit is being held by the Escrow Agent, the Escrow Deposit shall be invested by Escrow Agent in the following investments:  (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Purchaser, or (iii) such other manner as may be reasonably agreed to by Seller and Purchaser.  The Escrow Deposit shall be disposed of by Escrow Agent only as provided in the Escrow Agreement.

(b)                                 Closing Payment.  At Closing, Purchaser shall (i) deposit with the Escrow Agent, as security for the payment obligations of Seller (if any) under Section 9.4 and Article 11, an amount that when added to the Escrow Deposit shall be equal to ten percent (10%) of the Adjusted Purchase Price(which funds, together with all interest earned thereon, is herein called the “Holdback”), to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, and (ii) pay to Seller (or to any other Person as Seller may direct in writing) by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by Seller, an amount equal to the Adjusted Purchase Price less the Holdback.

Section 2.3.                                   Prorations.

(a)                                  At the Closing, a proration adjustment shall be made with respect to the Sites (and the Purchased Assets relating thereto) to be transferred to Purchaser as of 11:59 PM (Pacific Standard Time) on the day immediately preceding the Closing Date with respect to rental and lease payments, utilities, real property taxes, personal property taxes, operating expenses, security deposits set forth on Schedule 2.3(a) and all other items of income and expense due or payable under any Leased Site Leases, Tower Leases or Assumed Contracts, in each case, including all items of income and expense that are prepaid or payable in arrears and of a nature ordinarily prorated as of closing in real estate transactions.  Seller will be entitled to all income (whether received by the time of the Closing Date or not) and responsible for all expenses relating to all periods prior to the Closing Date, and Purchaser will be entitled to all such income and responsible for all such expenses relating to all periods on or subsequent to the Closing Date.  If Purchaser receives any rents or other receipts subsequent to the Closing Date which relate to any period of time prior to the Closing Date, Purchaser will immediately pay to Seller in current funds that portion of the rents or other receipts attributable to the period of time prior to the Closing Date.  All utility deposits and reservation fees paid by or on behalf of Seller in connection with the Sites shall be reimbursed by Purchaser to Seller on the Closing Date.  In no event shall Seller be charged with or be responsible for any increase in the taxes arising from an increase in the assessed value of the Purchased Assets resulting from the sale of the Purchased Assets or from any improvements made or leases entered into on or after the Closing Date.  If any assessments on the Purchased Assets are payable in installments, then the installment for the period that includes the Closing Date shall be prorated (with Purchaser assuming the obligation to pay that portion of any installments due in respect of the period from and after the Closing Date).  The prorations and payments shall be made on the basis of a written statement approved by Purchaser and Seller.  Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated after the Closing Date in accordance with the following procedures.  Within thirty (30) days after the Closing Date, Purchaser shall provide Seller with its calculation of the post-Closing prorations.  Seller shall give written notice of any objection within ten (10) Business Days of the delivery by Purchaser of its calculation.  If Seller does not object to such post-Closing prorations within ten (10) Business Days following the delivery to Seller of such calculation, Purchaser’s calculation of the post-Closing prorations shall be deemed accepted, and the party owing the other party a sum of money based on the agreed upon post-Closing prorations shall pay said sum to the other within three (3) Business Days after such ten (10) Business Day period.  If Seller disputes Purchaser’s calculation of the prorations, cash payment shall be made of only the undisputed amount of the prorations; and payment with respect to the disputed amount shall be made upon the final determination of such dispute in accordance with Section 2.3(b).

(b)                                 In the event that Seller disputes Purchaser’s calculation of the proration within ten (10) Business Days following the delivery to Seller of such calculation, the parties will attempt to resolve such dispute within a thirty (30) day period following notice of such dispute.  If such dispute cannot be resolved within such period, then Ernst & Young LLP (“Accounting Firm”), shall be retained to review the matter under dispute and to resolve the dispute relating to the post-Closing proration.  The determination by the Accounting Firm shall be final and binding on the parties hereto, and shall be based upon a review of any relevant books and records or other documents or information relating to the dispute which are reasonably requested by Accounting Firm.  Seller and Purchaser shall be afforded the opportunity to present to the Accounting Firm any material or information relating to the matters in dispute.  Seller and Purchaser shall each bear and pay one-half of the fees and disbursements of the Accounting Firm in connection with its determination.  The aforesaid post-Closing adjustment shall be the only post-Closing adjustment of the items to be prorated under this Section 2.3.  The provisions of this Section 2.3 shall not affect the obligations of Seller and Purchaser under this Agreement with respect to the Excluded Liabilities and the Assumed Liabilities, respectively.

Section 2.4.                                   Allocation of Purchase Price.

Purchaser and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.4.  Such allocation shall be binding upon Purchaser and Seller for all tax purposes.  Purchaser and Seller also each agree to report the transactions contemplated by this Agreement in a manner consistent with this Agreement, including the allocation under Schedule 2.4, and each agrees not to take an inconsistent position in any Tax Return or any judicial or administrative proceeding.

ARTICLE 3

THE CLOSING

Section 3.1.                                   The Closing.

Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the transactions contemplated by this Agreement shall be consummated (the “Closing”)

at the offices of Friedman Kaplan Seiler & Adelman LLP, 1633 Broadway, New York, New York 10019, on the later of (x) July 10, 2003 and (y) the Business Day that is the fifth (5th) Business Day after the date on which all the conditions set forth in Article 7 shall have been satisfied or waived (except for those conditions which by their terms cannot be satisfied prior to the Closing Date so long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date), unless another date, time or place is agreed to in writing by the parties.  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows (it being understood and agreed that except for the representations and warranties specifically set forth in this Article 4, Seller has not made any representations or warranties with respect to the Purchased Assets):

Section 4.1.                                   Organization and Qualification.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the requisite limited liability company power and authority to own and use the Purchased Assets (in the places where the Purchased Assets are owned, leased or operated).

Section 4.2.                                   Authority.

Seller has all limited liability power and authority to execute, deliver and enter into this Agreement and to perform fully its obligations hereunder and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller.  Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 4.3.                                   No Conflicts.

The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (i) conflict with the Articles of Formation or the Operating Agreement of Seller, (ii) violate any law, rule, regulation, order, judgment or decree applicable to Seller by which Seller or its properties are bound, or (iii) subject to obtaining the third party Consents referred to in this Section 4.3, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Assets pursuant to, any Contract to which Seller is a party, or to Seller’s Knowledge, by which any of the Purchased Assets are bound, except, with respect to clauses (ii) and (iii), for any such violations, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.  Section 4.3 of the Seller Disclosure Schedule lists all Consents, waivers and approvals under any of Seller’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.  Except as set forth in Section 4.3 of the Seller Disclosure Schedule, Seller is not a party to any Contract that limits, impairs or otherwise adversely affects Seller’s ability to enter into this Agreement and consummate the transactions contemplated hereby.

Section 4.4.                                   Consents.

Except as set forth in Section 4.4 of the Seller Disclosure Schedule, no Consent from, approval of, order or authorization of, or registration, declaration or filing with any Governmental Authority that has not been made or obtained is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5.                                   Tax Matters.

(a)                                  Except as set forth in Section 4.5(a) of the Seller Disclosure Schedule, there are no Taxes relating to the Purchased Assets prior to the Closing Date for which Purchaser could be held liable that have not been or will not be paid by Seller.

(b)                                 Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns, reports and forms required to be filed by Seller, and has timely paid all Taxes due and payable by Seller, pursuant to the Code or by applicable state, local or foreign Tax laws, in each case to the extent applicable to the Purchased Assets.  To Seller’s Knowledge, no Tax Liens have been filed with respect to any of the Purchased Assets, and no claims are being asserted or threatened against Seller with respect to any Taxes due in connection with the Purchased Assets.  Except as set forth in Section 4.5(b) of the Seller Disclosure Schedule, to Seller’s Knowledge, there are no pending investigations or audits of any Seller Tax Returns applicable to Purchased Assets.

(c)                                  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.6.                                   Leased Sites.

(a)                                  Section 4.6(a) of the Seller Disclosure Schedule contains a complete list of the Leased Sites Leases together with the address of each Leased Site, the landlord and the amount of rent payable under the applicable Leased Site Lease (each Leased Site is categorized as a Class 1 Leased Site or a Class 2 Leased Site for the purposes of this Agreement).  Seller has delivered to Purchaser correct and complete copies of the leases between Seller, as lessee, and a third party lessor relating to the Leased Sites (together with all amendments and supplements thereto, the “Leased Site Leases”).  Each Leased Site Lease is the legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of the lessor, and each Leased Site Lease is in full force and effect.  Neither Seller nor, to Seller’s Knowledge, the lessor is in default, violation or breach in any respect under any Leased Site Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Leased Site Lease.  Seller has made all payments required to be paid under each of the Leased Site Leases.  Except as disclosed in Section 4.3 of the Seller Disclosure Schedule, no written Consent for the assignment of the Leased Site Leases from the landlord (the landlord Consents with respect to the assignment of the Leased Site Leases being herein referred to as the “Leased Site Lease Consents”) is required under any of the Leased Site Leases in order for the Leased Site Leases to be assigned by Seller to Purchaser or for Purchaser to enjoy the full benefits of the Leased Site Leases upon consummation of the transactions contemplated hereby.  Each Leased Site Lease (other than the Licensed Sites) grants Seller the exclusive right to use and occupy the applicable Leased Site.  Seller has the right to use each of the Licensed Sites.  Seller enjoys peaceful and undisturbed possession under the Leased Site Leases.  Seller has access to the Leased Sites, either via easement or public road, and access to utilities sufficient for the use and occupancy of the Leased Sites as currently used and occupied.  Seller does not presently, and in the future will not, owe any brokerage commissions or finder’s fees with respect to any Leased Site Lease.

(b)                                 Except for the Tower Leases set forth in Section 4.7(a)(i) of the Seller Disclosure Schedule, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Site or any portion thereof.  There are no eminent domain or other similar proceedings pending or, to Seller’s Knowledge, threatened affecting any portion of the Sites.  There is no writ, injunction, decree, order or judgment, nor any action, claim, suit or proceeding, pending or, to Seller’s Knowledge, threatened, relating to Seller’s lease, use, occupancy or operation of any Sites.

(c)                                  To Seller’s Knowledge, Seller’s use of the Sites is in compliance with all applicable building, zoning, subdivision, health, safety, environmental and other land use and similar laws affecting the Sites, including, without limitation, all Environmental Laws and The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Sites (collectively, the “Real Property Laws”), and Seller has not received any written notice of violation or claimed violation of any Real Property Law.  To Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(d)                                 All certificates of occupancy, permits, licenses, franchises, zoning approvals, zoning waivers, building permits, approvals and authorizations (collectively, the “Site Permits”) of all Governmental Authorities or any other entity having jurisdiction over the Sites, which are required for Seller’s use or occupancy of the Sites as currently used have been issued and are in full force and effect.  Seller has delivered to Purchaser true and complete copies of all Site Permits.  Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Sites threatening a suspension, revocation, modification or cancellation of any Site Permit and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action.

(e)                                  To Seller’s Knowledge, none of the Improvements (including, with respect to the Towers, supporting guys and associated structures) encroach on any land which is not included in the Sites or on any easement affecting such Sites, or violate any building lines or set-back lines, and there are no encroachments onto any of the Sites, or any portion thereof, which encroachment would interfere with the use or occupancy of such Sites or the continued operation of Seller’s business as currently conducted thereon.

(f)                                    Except as disclosed in Section 4.6(f) of the Seller Disclosure Schedule, Seller has good and valid title to the Improvements on each Site, free and clear of any Lien other than Permitted Liens.

Section 4.7.                                   Tower Leases

(a)                                  Section 4.7(a)(i) of the Seller Disclosure Schedule contains a complete and correct list of the Tower Leases together with the name of the tenant and the amount of rent payable under each Tower Lease.  Seller has delivered to Purchaser correct and complete copies of the Tower Leases (with all the amendments and supplements thereto) and there are no Contracts relating to any Tower or Site to which Seller or any Affiliate of Seller is a party that have not been set forth or described in Section 4.7(a)(i) of the Seller Disclosure Schedule.  Each Tower Lease is the legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of the tenant thereunder and each Tower Lease is in full force and effect.  Except as set forth in Section 4.7(a)(i) of the Seller Disclosure Schedule, no tenant under a Tower Lease is in default under any Tower Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Tower Lease.  Seller is not in default, violation or breach in any material respect under any Tower Lease, and, to Seller’s Knowledge, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Tower Lease.  Except as disclosed in Section 4.3 of the Seller Disclosure Schedule, no Consent is required under any of the Tower Leases in order for the Tower Leases to be assigned by Seller to Purchaser or for Purchaser to enjoy the full benefits of the Tower Leases upon consummation of the transactions contemplated hereby.  Except as disclosed in Section 4.7(a)(ii) of the Seller Disclosure Schedule, Seller has not received notice of any termination of any Tower Lease or of any intention to terminate, modify, or amend any of the Tower Leases and Seller does not have any knowledge of any facts or circumstances that would or are reasonably likely to result in the receipt of such a notice.  Seller has not received notice of any claim for free or reduced rent or for reduction, deduction or set-off against Seller of the rent due or to become due under any of the Tower Leases, and Seller does not have any knowledge of any facts or circumstances that would or are reasonably likely to result in the receipt of such a notice.  Except as set forth in the Tower Leases, Seller has granted no rental concessions or abatements.  Seller has the sole right to collect the rent under the Tower Leases.  Except as is otherwise indicated in Section 4.7(a)(i) of the Seller Disclosure Schedule, Seller has received no payment of rent more than 30 days in advance of the due date therefor.  Except as disclosed in Section 4.7(a)(i) of the Seller Disclosure Schedule, no amount due and owing to Seller under any Tower Lease is more than thirty (30) days past due.

(b)                                 Section 4.7(b) of the Seller Disclosure Schedule sets forth a list containing the address of each Tower, its height and type of construction.  The Improvements are in all material respects adequate for the purposes for which such assets are currently used or are held for use and are in good condition and repair.  To Seller’s Knowledge, (i) there are no structural deficiencies or latent defects affecting any of the Improvements and (ii) there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the use of the Purchased Assets as currently used.

Section 4.8.                                   FAA Compliance.

(a)                                  Prior to Seller’s commencement of operation from each Site, to the extent required by law, (i) the Federal Aviation Administration (“FAA”) issued a determination of “No Hazard” to air navigation under Part 77 of the Federal Aviation Rules, 47 C.F.R. Part 77 (“FAA Tower Clearance”), and (ii) the Antenna Survey Branch of the Federal Communications Commission (“FCC”) issued a clearance (the “FCC Tower Clearance”).

(b)                                 To Seller’s Knowledge, the FAA Tower Clearance and the FCC Tower Clearance described in Section 4.8(a) are valid, in good standing, and in full force and effect.

(c)                                  To Seller’s Knowledge, the Towers were constructed and have at all times been operated in full compliance with all applicable municipal, state and federal laws, rules and regulations, including, without limitation, the Communications Act of 1934, as amended, 47 U.S.C. §151, et. seq., and all rules and regulations promulgated thereunder (the “Communications Act”),  and all FAA’s rules and regulations.  Seller has no knowledge of any condition imposed by the FCC or the FAA on the Towers which is not (i) set forth on the face of the FAA Tower Clearance or the FCC Tower Clearance as issued by the FAA or FCC or (ii) applicable to communications towers generally.  Each Tower currently is painted and lighted in accordance with all FAA and FCC rules, regulations and policies, and all relevant permits and clearances issued by the FAA or the FCC.  Each Tower is not now operating under a Notice of Extinguishment or Improper Functioning of Lights, as specified in the FCC’s ruling.

Section 4.9.                                   Compliance with Laws.

Except with respect to environmental matters, which are the subject of Section 4.13, Seller is not in conflict with, or in default or violation of, any law, rule, regulation, order, judgment, ordinance, permit or decree applicable to the Purchased Assets, except for any conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.  Seller has received no notice from any Governmental Authority having jurisdiction over the Sites to the effect that the Sites are not in compliance with applicable laws, rules, regulations, orders, judgments, ordinances, permits or decrees.

Section 4.10.                             Permits.

All required licenses, zoning approvals, zoning waivers, building permits and authorizations (collectively, “Permits”) to be issued to Seller by a Governmental Authority in connection with the use or operation of the Improvements (but specifically excluding permits or licenses granted by the FCC relating to communications frequencies, spectrum or channel usage for wireless communications services and permits or licenses held by Seller with respect to the operation of  Seller’s communications equipment at a Site) have been obtained by Seller and are in full force and effect.  Seller has complied in all material respects with all requirements imposed pursuant to the Permits.

Section 4.11.                             Litigation.

Except as set forth in Section 4.11 of the Seller Disclosure Schedule, there is no action, suit or proceeding of any nature pending or to Seller’s Knowledge, threatened against or affecting the Purchased Assets or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Section 4.12.                             Brokers’ and Finders’ Fees.

Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.13.                             Environmental Matters.

(a)                                  Except as described in Section 4.13(a) of the Seller Disclosure Schedule, Seller has obtained all Environmental Permits.  Each Environmental Permit is valid and enforceable and in full force and effect, and to its Knowledge, Seller is in compliance with the terms and conditions of all Environmental Permits.

(b)                                 Except as set forth in the environmental reports listed in Section 4.13(b) of the Seller Disclosure Schedule (the “Environmental Reports”), which reports have been provided to Purchaser, (i) no Hazardous Substances generated by, used by, or originating from Seller’s activities on the Purchased Assets have been Released or threatened to be Released into the environment, whether by Seller, or to Seller’s Knowledge, by third parties, at any Site, (ii) no oral or written notification of a Release or threatened Release of a Hazardous Substance has been made or filed by or on behalf of Seller with respect to the Purchased Assets with any Governmental Authority and Seller has received no notice that a Site is subject to investigation or clean-up under any Environmental Law.  Seller has provided Purchaser with copies of all environmental investigations, studies, audits, tests, reviews and other analyses conducted by or on behalf of, or that are in the possession of, Seller in relation to any Purchased Asset now owned, operated, occupied, utilized or leased by Seller.  Seller has not received any notice of intention to commence suit under any Environmental Law with respect to the Purchased Assets, nor has Seller received any request for information from any Governmental Authority under any Environmental Law with respect to the Purchased Assets.

(c)                                  Seller is in compliance in all material respects with all applicable Environmental Laws pertaining to the Purchased Assets (and the use, ownership or transferability thereof).  Except as set forth in the Environmental Reports, Seller has no liability, contingent or otherwise, under any Environmental Law arising out of actions or omissions of Seller and to its Knowledge, arising out of actions of any third party.  No Person has alleged any violation by Seller of any applicable Environmental Law relating to the use, ownership or transferability of the Purchased Assets.  Seller has not caused or permitted the use, generation, manufacture, refining, transportation, treatment, storage, handling, disposal, production or processing of any Hazardous Substances in connection with the Purchased Assets except in compliance with applicable Environmental Law and all applicable federal, state and local laws and regulations.

(d)                                 To Seller’s Knowledge, the Purchased Assets are not subject to any Lien arising pursuant to any Environmental Law.  Except as set forth in the Environmental Reports, to Seller’s Knowledge, the Purchased Assets are not subject to any prohibition or limitation regarding the protection of wetlands, woodlands or the like under any Environmental Law or other law or statutory land use regulation.

Section 4.14.                             Assumed Contracts.

Section 4.14 of the Seller Disclosure Schedule contains a complete and correct list of the Assumed Contracts.  Seller has delivered to Purchaser correct and complete copies of each Assumed Contract.  Each Assumed Contract is the legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of the other party to the Assumed Contract and each Assumed Contact is in full force and effect.  Neither Seller nor, to Seller’s Knowledge, the other party to the Assumed Contract, is in default, violation or breach in any material respect under any Assumed Contract, and, to Seller’s Knowledge, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Assumed Contract.  Except as disclosed in Section 4.3 of the Seller Disclosure Schedule, no Consent is required under any of the Assumed Contracts in order for the Assumed Contracts to be assigned by Seller to Purchaser or for Purchaser to enjoy the full benefits of the Assumed Contracts upon consummation of the transactions contemplated hereby.

Section 4.15.                             Absence of Changes or Events.

Except as disclosed in Section 4.15 of the Seller Disclosure Schedule, since January 1, 2003, with respect to the Purchased Assets, there has been no (a) Material Adverse Effect; (b) damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (c) statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any Governmental Authority adopted, enacted, imposed or proposed which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (d) significant change in the operations of the Purchased Assets; (e) waiver by Seller of any material claims or rights under Assumed Contracts; (f)  modification, amendment, termination or lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, the Sites, to Seller’s Knowledge; or (g) agreement, whether in writing or otherwise, by Seller to do any of the foregoing.  Except as disclosed in Section 4.15 of the Seller Disclosure Schedule, since January 1, 2003, Seller has used the Purchased Assets in the ordinary course and in substantially the same manner as used prior to such date.

Section 4.16.                             Insurance.

Set forth on Section 4.16 of the Seller Disclosure Schedule is a list of all policies of insurance by which the Purchased Assets are covered as of the date of this Agreement.  Except as set forth on Section 4.16 of the Seller Disclosure Schedule, all such policies are in full force and effect and, there are no claims pending as of the date hereof relating to the Purchased Assets, under any of such policies where underwriters have reserved their rights or disclaimed coverage under such policy.

Section 4.17.                             Disclosure.

No representation or warranty contained in this Article 4, and no statement contained in any document, certificate or Seller Disclosure Schedule attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents, warrants and acknowledges to Seller as follows:

Section 5.1.                                   Organization and Qualification.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own and operate its business as currently conducted.

Section 5.2.                                   Authority.

Purchaser has all requisite limited liability company power and authority to execute, deliver and enter into this Agreement and to perform fully its obligations hereunder and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser.  Assuming due authorization, execution and delivery by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 5.3.                                   No Conflicts.

The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (i) conflict with the Certificate of Formation or Limited Liability Company Agreement of Purchaser, (ii) subject to compliance with the requirements set forth in Section 5.4, violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Purchaser or any of its subsidiaries under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to, any Contract to which Purchaser is a party or by which Purchaser or its properties are bound, except, with respect to clauses (ii) and (iii), for any such violations, defaults or other occurrences that would not impair Purchaser’s ability to perform its obligations under this Agreement.

Section 5.4.                                   Consents.

No Consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority that has not been made or obtained is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such Consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

Section 5.5.                                   Brokers’ and Finders’ Fees.

Except for the fees of Veronis Suhler Stevenson LLC, which will be paid by Purchaser, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Section 5.6.                                   Litigation.

There is no action, suit, proceeding or investigation pending or, to Purchaser’s knowledge, threatened against Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF SELLER AND PURCHASER

Seller and Purchaser covenant and agree with each other as follows:

Section 6.1.                                   Conduct of Business.

Except as otherwise expressly permitted or required by this Agreement, during the period from the date hereof until the Closing Date, Seller shall:

(a)                                  use the Purchased Assets in the ordinary course of business, in substantially the same manner as heretofore used, and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to keep the Purchased Assets in good working condition;

(b)                                 not sell, lease, mortgage, pledge or dispose of any of the Purchased Assets or create a lien upon any of the Purchased Assets;

(c)                                  not enter into or assume without written consent of Purchaser any Contract relating to the Purchased Assets, including, without limitation, a Tower Lease, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof; and

(d)                                 not agree in writing to or otherwise take any of the foregoing actions.

Section 6.2.                                   Access to Information; Confidential Information.

(a)                                  From the date hereof until the Closing Date, Purchaser shall have access, through its employees and representatives, to inspect the Purchased Assets upon reasonable notice to Seller and shall have the right to make copies of or extracts from the books and records of Seller relating to the Purchased Assets.

(b)                                 All Confidential Information furnished pursuant to the provisions of this Agreement, including, without limitation, this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, except as required by applicable law or stock exchange or stock system regulations, and shall not be used for any purposes, other than in connection with the transactions contemplated hereby.  Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its representatives or other Persons whom it believes need to know such Confidential Information for the purpose of evaluating and consummating the Purchase.  For purposes of this Agreement, “Confidential Information” shall mean any and all information related to the business or businesses of Purchaser and its Affiliates or Seller and its Affiliates, including any of their respective successors and assigns, other than information that (i) has been or is obtained from a source independent of the disclosing party that, to the receiving party’s knowledge, is not subject to any confidentiality restriction, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party’s knowledge, is not subject to any confidentiality restrictions.

(c)                                  Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions and will not issue any such press release or make any such public statement prior to such consultation and the approval of the other party, which shall not be unreasonably withheld, except as may be required by applicable law or stock exchange or stock system regulations.

Section 6.3.                                   Agreement to Cooperate; Certain Other Covenants.

From the date hereof until the Closing Date each of the parties hereto shall use commercially reasonable efforts to: (i) consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of the closing conditions set forth in Article 7 and the making of any required governmental filing; (ii) refrain from taking any action or doing any thing which could impede or impair the consummation of the transactions contemplated by this Agreement; and (iii) cooperate with the other party in connection with the other party’s obligations under this Agreement and keep the other party informed in connection with this Agreement.

Section 6.4.                                   Insurance.

Seller shall keep all insurance policies currently in effect for the Purchased Assets in full force and effect through the close of business on the Closing Date.  In the event that any Site has been damaged prior to the Closing Date by a casualty covered by insurance, Seller shall collect the amounts due (if any) in respect of such damaged Site under applicable insurance policies, and shall apply such amounts to repair or replace the damaged Site.  If any such amounts are received by Seller or any of its Affiliates prior to the Closing Date and are not applied to repair or replace a damaged Site, Seller shall remit such amounts to Purchaser at Closing; and if any such amounts are received by Seller or any of its Affiliates on or after the Closing Date, Seller shall promptly remit such amounts to Purchaser.

Section 6.5.                                   Notification of Certain Matters.

From the date hereof until the Closing Date each party shall give prompt notice to the other of the occurrence or non-occurrence of any event that would cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

Section 6.6.                                   Execution of Tower Leases.

At the Closing, Purchaser shall, and Seller shall cause UbiquiTel Leasing Company to, execute the UbiquiTel Master Site Lease and, for each Site being transferred at Closing, tower leases in the applicable forms attached hereto as Exhibit 6.6(1 - 100) (each a “UbiquiTel Site Agreement”).

Section 6.7.                                   Alternative Transactions.

Seller agrees that prior to the earlier of the Closing (or with respect to certain Sites (and the related Purchased Assets) with respect to which Purchaser has made an election pursuant to Section 7.3(a)(ii), the subsequent closing) or the termination of this Agreement in accordance with its terms, none of its directors, officers, members, managers, employees, attorneys, investment bankers, accountants or other agents or representatives shall solicit or respond to any inquiries, proposals, offers or bids from, or negotiate or enter into any agreement or other Contract with any Person or entity other than Purchaser relating to, the sale, transfer or other disposition of the Purchased Assets or otherwise take any affirmative action (including providing any information or entering into any discussions, agreement or other Contract or letter-of-intent with respect thereto) to cause, promote or assist the purchase of the Purchased Assets by a third party.

Section 6.8.                                   Natural Hazard Disclosure Requirement Compliance.

Seller has employed the services of Natural Hazards Disclosure, LLC, 16654 Soledad Canyon Road, #501, Santa Clarita, California  91387, Tel: (800) 317-7919 (the “Natural Hazard Expert”), an expert in natural hazard discovery, to examine the maps and other information specifically made available to the public by government agencies and to report the result of its examination in writing (the “Natural Hazard Disclosure Report”) to Seller and Purchaser, using substantially the form of the “Natural Hazard Disclosure Statement” set forth in California Civil Code Section 1103.2, for the purpose of enabling Seller to fulfill its disclosure obligations.  Seller shall cause the Natural Hazard Expert to deliver the Natural Hazard Disclosure Report to Purchaser, prior to Closing, in order to fulfill its disclosure obligations referred to in the previous sentence, including, without limitation, the satisfaction of provisions of California Civil Code Section 1103.4.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSE

Section 7.1.                                   Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment, at or prior to the Closing Date, of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion); it being understood and agreed that if with respect to any Site, any of such conditions are not fulfilled (or waived) pursuant to the terms of this Agreement, Purchaser shall have the right pursuant to Section 7.3, but subject to Section 7.1(k), to exclude the Site and its related Purchased Assets with respect to which the condition precedent has not been satisfied:

(a)                                  Representations and Warranties, Covenants.  (i) The representations and warranties contained in Article 4 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except for such representations and warranties (x) which are qualified as to materiality or (y) which are set forth in the third sentence of Section 4.6(a), Section 4.6(f) and the third sentence and tenth sentence of Section 4.7(a) which in each case shall be true and correct), (ii) Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and (iii) Seller shall have executed and delivered to Purchaser a certificate of an authorized officer of Seller, dated the Closing Date, in the form attached hereto as Exhibit 7.1(a).

(b)                                 Consents and Approvals.  All Consents to or from any Governmental Authority or any other Person necessary to permit Seller to perform its obligations under this Agreement, and all documents and agreements to be executed and delivered by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect for the benefit of Purchaser.

(c)                                  No Adverse Proceedings.  No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority or administrative agency or instrumentality shall have been commenced, and no action, suit or proceeding by any Governmental Authority or administrative agency or instrumentality shall have been threatened in writing, in any such case seeking to restrain, prevent, enjoin or materially change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(d)                                 Closing Date Deliveries.  Seller shall have executed and delivered to Purchaser the agreements and other instruments required to be executed and delivered by it concurrently with the Closing under Article 9.

(e)                                  Title Insurance on Closing.  On the Closing Date, Title Company shall be unconditionally and irrevocably prepared to issue a CLTA leasehold insurance policy for each Leased Site, other than the Licensed Sites, subject only to the Permitted Liens, insuring Purchaser’s legal, valid, binding and enforceable leasehold interest in such Leased Site, as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), in the amount set forth for such Leased Site on Schedule 2.4 (the “Title Policies”).

(f)                                    Leased Site Lease Consents.  To the extent required under a Leased Site Lease, Seller shall have obtained and delivered to Purchaser a Leased Site Lease Consent which will be made a part of the estoppel required pursuant to Section 7.1(i).

(g)                                 Tower Lease Consents.  Seller, to the extent required under a Tower Lease, shall have obtained and delivered to Purchaser a written Consent for the assignment of such Tower Leases in the form attached hereto as Exhibit 7.1(g).

(h)                                 Assumed Contract Consents.  To the extent required under any of the Assumed Contracts, Seller shall have obtained and delivered to Purchaser a written Consent for the assignment of each of the Assumed Contracts in form and substance satisfactory to Purchaser.

(i)                                     Estoppels.  Prior to the Closing Date, Seller shall have obtained and delivered to Purchaser an estoppel from the lessor under each Leased Site Lease in the form of Exhibit 7.1(i) attached hereto (a “Lessor Estoppel Certificate”).

(j)                                     Memoranda of Leases.  Prior to the Closing Date, Seller shall have delivered to Purchaser evidence that a memorandum of lease with respect to each Leased Site, other than the Licensed Sites, has been recorded.

(k)                                  Minimum Number of Sites.  The conditions precedent set forth in paragraphs (a) through (j) above shall have been satisfied with respect to at least eighty (80) Sites, which must include at least forty-five (45) Class 1 Leased Sites.  Purchaser acknowledges that, if the condition set forth in the preceding sentence is satisfied at or prior to the Closing Date, then Purchaser shall be obligated to purchase such Sites on the Closing Date in accordance with and subject to the other terms and conditions of this Agreement.

Section 7.2.                                   Conditions to Obligations of Seller.

The obligations of Seller hereunder to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment, at or prior to the Closing Date, of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

(a)                                  Representations and Warranties, Covenants.  (i) The representations and warranties contained in Article 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except for such representations and warranties which are qualified as to materiality, which shall be true and correct), (ii) Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and (iii) Purchaser shall have executed and delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, in the form attached hereto as Exhibit 7.2(a).

(b)                                 Consents and Approvals.  All Consents to or from any Governmental Authority or any other Person necessary to permit Purchaser to perform its obligations under this Agreement, and all documents and agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect for the benefit of Seller.

(c)                                  No Adverse Proceedings.  No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority or administrative agency or instrumentality shall have been commenced, and no action, suit or proceeding by any Governmental Authority or administrative agency or instrumentality shall have been threatened, in any such case seeking to restrain, prevent, enjoin or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(d)                                 Closing Date Deliveries.  Purchaser shall have executed and delivered to Seller the Purchase Price, the agreements and other instruments required to be executed and delivered by it concurrently with the Closing under Article 9 below.

Section 7.3.                                   Treatment of Certain Sites.

(a)                                  Election by Purchaser.  Notwithstanding anything herein to the contrary, and in addition to any rights that Purchaser may exercise pursuant to Section 8.1, if any of the conditions precedent set forth in Section 7.1(a) through (j) will not be satisfied on the Closing Date with respect to one or more Sites (which, for purposes of this Section 7.3, shall include the related Purchased Assets), Purchaser shall notify Seller no later than two (2) Business Days prior to the Closing Date of Purchaser’s election to (i) waive such conditions with respect to one or more of such Sites for purposes of Section 7.1 or (ii) defer the purchase and sale of one or more of such Sites (and the related Purchased Assets) for 90 days or such longer period as Seller and Purchaser shall mutually agree, following the Closing Date in order to enable Seller to use commercially reasonable efforts to cure the applicable conditions with respect to any of such Sites (the “Cure Period”).

(b)                                 Deferred/Excluded Sites.  Subject to Section 7.3(c), in the event that Purchaser makes an election pursuant to Section 7.3(a)(ii) with respect to one or more Sites, or if one or more Sites are designated to be Excluded Assets pursuant to Section 8.1, at the Closing (i) the Purchase Price shall be reduced in accordance with Section 2.1(b) and Purchaser shall pay to Seller the Adjusted Purchase Price, (ii) none of the Purchased Assets relating exclusively to any such Sites shall be sold, transferred and assigned to Purchaser, (iii) Purchaser shall not assume any of the Assumed Liabilities relating to any such Sites including, without limitation, the liabilities and obligations under the Leased Site Leases, the Tower Leases, the Assumed Contracts and the Permits relating to such Sites, (iv) the parties shall amend the UbiquiTel

Master Site Lease to exclude such Sites, and shall not enter into UbiquiTel Site Agreements with respect to such Sites, (v) prorations will not be made pursuant to Section 2.3, and closing costs will not be paid pursuant to Section 9.4, with respect to such Sites, and (vi) the parties shall have no further liabilities or obligations with respect to such Sites pursuant to this Agreement, except the obligations under Sections 6.2(b), 8.2 and 13.1.

(c)                                  Subsequent Closings.  In the event that Purchaser makes an election pursuant to Section 7.3(a)(ii) with respect to one or more Sites, Seller shall use commercially reasonable efforts to satisfy the applicable conditions precedent during the Cure Period.  If such conditions precedent are not satisfied within the Cure Period, such Sites shall be designated as Excluded Assets for all purposes of this Agreement.  If such conditions precedent are satisfied within the Cure Period, the purchase and sale of the applicable Sites shall take place at a closing held on the fifth Business Day after the satisfaction of the last such condition to be satisfied and otherwise in accordance with Section 3.1.  At such closing, (x) Seller shall execute and deliver to Purchaser, with respect to each such Site, a Leased Site Lease Assignment, an Assignment and Assumption Agreement, a Bill of Sale, originals (if available) or certified copies of the applicable Leased Site Leases, Assumed Contracts, Permits and Tower Leases, and a certificate as provided for in Section 7.1(a), and Seller shall cause UbiquiTel Leasing Company to execute and deliver a UbiquiTel Site Agreement with respect to each such Site, each of which shall be dated and effective as of the date of such closing; (y) Purchaser shall, with respect to each such Site, pay to Seller that portion of the Purchase Price allocable to such Site as set forth on Schedule 2.4, and shall execute and deliver to Seller a Leased Site Lease Assignment, an Assignment and Assumption Agreement, a Bill of Sale, a UbiquiTel Site Agreement, and a certificate as provided for in Section 7.2(a), each of which shall be dated and effective as of the date of such closing; and (z) the UbiquiTel Master Site Lease shall be amended to include such Sites and the parties shall make the appropriate payments and filings referenced in Sections 2.3, 9.3 and 9.4.

ARTICLE 8

DUE DILIGENCE

Section 8.1.                                   Title Review.

(a)                                  Preliminary Title Report.  Seller shall cause Title Company to deliver to Purchaser within fifteen (15) Business Days from the Effective Date a preliminary title report for each Site dated no more than thirty (30) days prior to the Effective Date (each such report being referred to herein as a “Preliminary Title Report”).  Within ten (10) Business Days of receipt of a Preliminary Title Report for a Site (the “Title Review Period”), Purchaser shall have the right to object in writing to Seller as to any exception to title shown on the Preliminary Title Report that would, in the reasonable business judgment of Purchaser, have a material adverse effect on the applicable Site (a “Title Objection Notice”).  If Purchaser fails to deliver a Title Objection Notice during the Title Review Period, Purchaser shall be deemed to have approved the exceptions to title shown on the Preliminary Title Report.  Upon receipt by Seller of a timely given Title Objection Notice, Seller shall have five (5) Business Days from receipt of such Title Objection Notice within which to notify Purchaser as to each Site that is the subject of a Timely Objection Notice either that (i) Seller elects, in its sole and absolute discretion, to use good faith efforts to cause such disapproved title exception to be removed at least five (5) Business Days prior to the Closing Date (or otherwise take any action with respect thereto), or (ii) Seller will not cause such disapproved exception to be removed as of the Closing Date; provided, however, Seller shall have no liability if, after electing under (i) above, such additional disapproved title matters are not removed as of the Closing.  If Seller shall notify Purchaser within the foregoing five (5) Business Day period that it does not elect to remove such exception or at any time later informs Purchaser in writing that Seller is unable or unwilling to remove an exception with respect to a Site that is the subject of a Timely Objection Notice, Purchaser shall have the option, in its sole discretion, either to accept such disapproved exception as a Permitted Lien and thus continue to proceed to Closing (subject to other conditions stated herein) without credit or reduction in the Purchase Price, or to designate the Purchased Assets to which such title objection relates as an Excluded Asset and the Purchase Price shall be reduced in accordance with Section 2.1(b) and such Site shall be excluded in accordance with Section 7.3(b).  If Seller fails to respond to Purchaser’s Title Objection Notice, Seller shall be conclusively deemed to have elected not to remove the disapproved title exception with respect to a Site that is the subject of a Timely Objection Notice.  If Purchaser fails to disapprove any exception title noted in a Preliminary Title Report pursuant to and in accordance with the procedure set forth in this Section 8.1(a), Purchaser shall be deemed to have approved such exception(s) and shall have no further right of objection in connection therewith.

(b)                                 Additional Title Matters.  Approval by Purchaser of any additional exceptions to title with respect to any Site disclosed by Seller to Purchaser in writing after the end of the Title Review Period (“Additional Title Matters”) shall be a condition precedent to Purchaser’s obligations to purchase the Purchased Assets with respect to the applicable Site (Purchaser hereby agreeing that its approval of Additional Title Matters shall not be unreasonably withheld).  Unless Purchaser gives written notice (“Additional Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, on or before the sooner to occur of the Closing Date or five (5) days after receipt of written notice of such Additional Title Matters, Purchaser shall be deemed to have approved such Additional Title Matters.  Seller shall have up to thirty (30) days after its receipt of any Additional Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form reasonably acceptable to Purchaser at no cost or expense to Purchaser (Seller having the right but not the obligation to do so), and the Closing Date shall be extended, at Seller’s option, with respect to the applicable Site to allow for such thirty (30) day period.  In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Seller may give written notice to Purchaser to such effect; in such event, Purchaser may, at its option, exclude the applicable Site upon written notice to Seller and the Purchase Price shall be reduced in accordance with Section 2.1(b) and such Site shall be excluded in accordance with Section 7.3(b).  If Purchaser fails to give such termination notice, Purchaser shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

Section 8.2.                                   Due Diligence Review and Review Standards.

Purchaser acknowledges that it has been provided, and Seller shall continue to provide Purchaser with, reasonable access to the Sites during normal business hours for the purpose of Purchaser performing its due diligence examinations, reviews and inspections.  Seller will also make available to Purchaser all reports, documents, records, and information as Purchaser may reasonably request (but excluding appraisals, financing documents, investment, feasibility, leasing and marketing analyses) to permit Purchaser to perform its due diligence investigation with respect to the Purchased Assets.  In no event, however, shall Seller be obligated to make available any confidential documents unrelated to the Sites.  Purchaser shall at all times conduct its due diligence review, inspections and examinations in a manner so as to not interfere with or disturb any tenant at a Site.  Purchaser will indemnify, defend and hold Seller harmless from and against the Losses specified in Section 11.2(c) (such obligation surviving any termination of this Agreement).  Without limitation on the foregoing, in no event shall Purchaser:  (a) make any intrusive physical testing (environmental, structural or otherwise) at a Site (such as soil borings, water samplings or the like) without Seller’s express written consent; (b) contact any tenant of a Site without Seller’s express written consent, which consent shall not be unreasonably withheld; or (c) contact any Governmental Authority having jurisdiction over a Site without Seller’s express written consent, which consent shall not be unreasonably withheld.  Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder.  In the event of any termination of this Agreement, Purchaser shall return or destroy all documents and other due diligence materials furnished by Seller hereunder.  Purchaser shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations confidential in accordance with Section 6.2.

ARTICLE 9

DELIVERIES AT THE CLOSING; CLOSING COSTS

Section 9.1.                                   Seller’s Deliveries.

Pursuant to Section 7.1(d), the obligation of Purchaser to consummate the transactions provided for herein on the Closing Date is subject to receipt by Purchaser of the following:

(a)                                  an assignment and assumption agreement for each of the Leased Site Leases being assigned (the “Leased Site Lease Assignments”), each in the form of Exhibit 9.1(a), duly executed by Seller;

(b)                                 an assignment and assumption agreement for the Tower Leases and the Assumed Contracts being assigned (the “Assignment and Assumption Agreement”), in the form of Exhibit 9.1(b), duly executed by Seller;

(c)                                  one or more bills of sale or instruments of conveyance (the “Bills of Sale”) for the Purchased Assets being transferred, each in the form of Exhibit 9.1(c), duly executed by the Seller;

(d)                                 the UbiquiTel Master Site Lease, duly executed by UbiquiTel Leasing Company;

(e)                                  UbiquiTel Site Agreements for each of the Sites being transferred, duly executed by UbiquiTel Leasing Company;

(f)                                    originals, if available, or certified copies of the Leased Site Leases, the Assumed Contracts, the Permits, and the Tower Leases set forth in Section 4.7(a)(i) of the Seller Disclosure Schedule;

(g)                                 a certificate duly executed by Seller certifying that Seller is not a foreign person for purposes of the Foreign Investment in Real Property Tax Act;

(h)                                 a certificate as provided for in Section 7.1(a) executed by an authorized officer of Seller;

(i)                                     a certificate of the secretary of Seller attesting to (i) the organizational documents of Seller, (ii) the resolutions adopted by the managing member of Seller duly authorizing the execution, delivery and performance of this Agreement by Seller and the execution and delivery by Seller of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of Seller who have been authorized on behalf of Seller to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

(j)                                     a good standing certificate of Seller from the Secretary of State of California; and

(k)                                  a legal opinion, dated as of the Closing Date, from Greenberg Traurig LLP, counsel to Seller, with respect to the matters set forth in Exhibit 9.1(k).

(l)                                     Documentation, in form and substance reasonably satisfactory to Purchaser, sufficient to release the liens on the Purchased Assets set forth on Section 4.6(f) of the Seller Disclosure Schedule.

Section 9.2.                                   Purchaser’s Deliveries.

Pursuant to Section 7.2(d), the obligation of Seller to consummate the transactions provided for herein on the Closing Date is subject to receipt by Seller of the following:

(a)                                  the amount specified in Section 2.2(b);

(b)                                 the Leased Site Lease Assignments, for each of the Sites being assigned, duly executed by Purchaser;

(c)                                  the Assignment and Assumption Agreement for the Tower Leases and the Assumed Contracts being assigned, duly executed by Purchaser;

(d)                                 the Bill of Sale, for the Purchased Assets being transferred, duly executed by Purchaser;

(e)                                  the UbiquiTel Master Site Lease duly executed by Purchaser;

(f)                                    UbiquiTel Site Agreements for each of the Sites being transferred duly executed by Purchaser;

(g)                                 a certificate as provided for in Section 7.2(a) executed by an authorized officer of Purchaser;

(h)                                 a certificate of the secretary of Purchaser attesting to (i) the organizational documents of Purchaser, (ii) the resolutions adopted by the managing member of Purchaser duly authorizing the execution, delivery and performance of this Agreement by Purchaser and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of Purchaser who have been authorized on behalf of Purchaser to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

(i)                                     a good standing certificate of Purchaser from the Secretary of State of Delaware; and

(j)                                     any contractual Consents obtained by Purchaser.

Section 9.3.                                   FCC Filing.

Purchaser shall file with the FCC an FCC Form 854 with respect to the Towers that are acquired as part of the Closing.

Section 9.4.                                   Closing Costs.

Seller shall pay when due (1) all state and county real estate transfer taxes payable in connection with the sale contemplated herein, (2) fifty percent (50%) of any city real estate transfer taxes payable in connection with the sale contemplated herein, (3) the title insurance premium for a CLTA standard coverage policy with coverage with respect to each Site in the amount of the portion of the Purchase Price allocable to such Site and (4) all the costs of obtaining the Natural Hazard Disclosure Reports pursuant to Section 6.8.  Purchaser shall pay when due (1) fifty percent (50%) of all city real estate transfer taxes payable in connection with the sale contemplated herein, (2) all sales tax on the Purchased Assets, (3) to the extent an ALTA leasehold title policy is requested by Purchaser, the amount by which the title insurance premium for the ALTA leasehold title policy and the cost of any endorsements exceeds the cost of CLTA standard coverage, (4) the costs for any survey, and (5) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder.  Any other closing costs shall be allocated in accordance with local custom.  The parties shall coordinate with each other to arrange for the timely payment of the foregoing costs.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1.                             Survival of the Representations and Warranties.

The representations and warranties contained in Article 4 and Article 5 herein shall survive the Closing Date until the first anniversary of the Closing Date (or, with respect to any Purchased Assets that are purchased at a subsequent closing pursuant to Section 7.3(c), until the first anniversary of the date of such closing), except with respect to claims which written notice specifying in reasonable detail, the nature and amount of the claim, has been given by Purchaser to Seller, or by Seller to Purchaser, as the case may be, prior to the expiration of the applicable survival period.  Any claim for which proper notice has been delivered pursuant to the preceding sentence shall terminate, in the event settlement is not reached, if litigation is not commenced with respect to the matter included in said notice within six (6) months after such notice is given.

Notwithstanding the foregoing, each of the representations and warranties set forth under Sections 4.2, 4.5, 4.6(f), and 4.13 shall survive until the expiration of the statute of limitations applicable thereto.  Notwithstanding the foregoing, Seller shall have no liability (and Purchaser shall make no claim against Seller) for a breach of any representation or warranty which has been confirmed by a Lessor Estoppel Certificate, provided, however, that Seller shall remain liable for any Losses arising out of any Excluded Liability or any intentional misrepresentation by Seller.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy available to any party hereto, notwithstanding that any party knew or should have known at the Closing that such right or remedy existed.

Section 10.2.                             Due Diligence by Purchaser.

Notwithstanding anything to the contrary contained in this Agreement, no investigation by Purchaser, and no knowledge that Purchaser may have regarding the Purchased Assets as of the date of this Agreement or the Closing Date (regardless of whether such knowledge was obtained by Purchaser in its due diligence investigation of the Purchased Assets or from any other source), shall affect or limit the rights of Purchaser under this Agreement (including without limitation under Section 11.1) in respect of any representation and warranty of Seller contained herein.

ARTICLE 11

INDEMNIFICATION

Section 11.1.                             Indemnification by Seller.

Subject to Section 10.1 and Sections 11.3 and 11.4, Seller shall defend, indemnify and hold Purchaser and its Affiliates and the directors, officers, members, managers, shareholders and employees of Purchaser and its Affiliates (together, the “Purchaser Indemnified Parties”) harmless from and against all claims, charges, losses, damages, fines, penalties, expenses (including reasonable attorney’s fees and expenses and fees and expenses of experts in connection therewith), other costs, amounts paid in settlement, judgments and other liabilities (collectively, “Losses”) that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with any of the following:

(a)                                  any misrepresentation, violation or breach of a representation, warranty, covenant or agreement made by Seller in this Agreement or any other agreement or instrument delivered by Seller in connection herewith; or

(b)                                 any Excluded Liabilities.

Section 11.2.                             Indemnification by Purchaser.

Subject 10.1 and Sections 11.3 and 11.4, Purchaser shall defend, indemnify and hold Seller and its Affiliates and the directors, officers, members, managers, shareholders and employees of Seller and its Affiliates (together, the “Seller Indemnified Parties”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with any of the following:

(a)                                  any misrepresentation, violation or breach of a representation, warranty, covenant or agreement made by Purchaser in this Agreement or any other agreement or instrument delivered by Purchaser in connection herewith;

(b)                                 any Assumed Liability; or

(c)                                  any Losses incurred by Seller, solely with respect to (i) any claim relating to the properties subject to the Leased Site Leases, (ii) any claim by a tenant located on any of the Sites, or (iii) any damage to the Tower, Improvements or Communication Equipment located on any of the Sites, in each case, to the extent that any such claim or damage arises out of the conduct of Purchaser of its due diligence inspection at such Site.

Section 11.3.                             Claims.

(a)                                  Except as otherwise provided herein, when a party seeking indemnification under Sections 11.1 or 11.2 (the “Indemnified Party”) receives notice of any claim made by a third party (a “Third Party Claim”) which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the party from which indemnification is sought (the “Indemnifying Party”) reasonably indicating (to the extent known) the nature of such claim and the basis thereof, but the Indemnifying Party’s obligations shall not be affected by the failure to give such notice unless it can demonstrate that it was materially prejudiced thereby.  Upon notice from the Indemnified Party, the Indemnifying Party may (in lieu of promptly paying the Third Party Claim either in full or upon compromise agreed to by the Indemnifying Party), but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and adverse judgments relating thereto and, in such case, the Indemnifying Party shall have no obligation to pay any further costs and expenses of legal counsel of the Indemnified Party in connection with such defense (it being understood that the Indemnified Party shall have the right to participate in such defense with its own counsel).  No compromise or settlement in respect of any Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent (which consent which shall not be unreasonably withheld), unless (i) such settlement does not impose any obligations or admit liability on behalf of the Indemnified Party, and (ii) such settlement includes an unconditional release of the Indemnified Party.  The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claim within twenty (20) Business Days after the date of receipt of the Indemnified Party’s notice in respect of such Third Party Claim.  If the Indemnifying Party does not, within twenty (20) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof.

(b)                                 If the Indemnifying Party fails to take action within twenty (20) Business Days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim.  The Indemnified Party shall also have the right, exercisable in good faith and upon reasonable prior notice to the Indemnifying Party, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party and any expenses incurred by so acting shall be paid by the Indemnifying Party.

(c)                                  Payment of Third Party Claims shall be made in accordance with Sections 11.3(a) and 11.3(b) above.  With respect to all claims other than Third Party Claims, the Indemnifying Party shall promptly pay or reimburse the Indemnified Party in respect of any claim or liability to which the foregoing indemnities relate after receipt of written notice from the Indemnified Party outlining with reasonable particularity the nature and amount of the claim(s).  In the event the Indemnifying Party fails or refuses to make payment for such claims within a period of twenty (20) days from the date of notice to the Indemnifying Party, the Indemnified Party shall be entitled to exercise all legal means of relief available and also shall be entitled to receive from the Indemnifying Party interest on the full amount of such claims, such interest to accrue at the maximum rate allowable by applicable law from and after such twentieth day until such claims are paid in full.

(d)                                 With respect to any claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives reasonable access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses.  In this regard, after the assertion of a claim for indemnity, the Indemnified Party agrees to maintain all of its books and records which may relate to the claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such claim.

Section 11.4.                             Limitations on Indemnification.

(a)                                  Purchaser shall not be obligated pursuant to this Article 11 or for any other reason or cause to indemnify the Seller Indemnified Parties in an aggregate amount in excess of the Purchase Price, except that such limitation shall not apply to indemnification claims arising under Section 11.2(b) hereof.  Except as set forth in the following sentence, Seller shall not be obligated pursuant to this Article 11 or for any other reason or cause to indemnify the Purchaser Indemnified Parties in an aggregate amount in excess of the Purchase Price, except that such limitation shall not apply to indemnification claims arising under Section 11.1(b) hereof.  Except for claims seeking injunctive relief, the indemnification provisions of this Article 11 shall be the sole and exclusive remedy following the Closing for any claim of one party against the other under this Agreement for any matter arising out of the transactions contemplated hereby.

(b)                                 Purchaser Indemnified Parties shall not be entitled to recovery of Losses under this Article 11 until the aggregate amount that Purchaser Indemnified Parties would recover under this Article 11 exceeds $85,000, in which event Purchaser Indemnified Parties shall be entitled to recover all such Losses including such $85,000.

(c)                                  A party to this Agreement shall not be obligated pursuant to this Article 11 to indemnify the other party, for any consequential, incidental, or indirect loss or damage or any other special or punitive damages.

(d)                                 Prior to making a claim for indemnification against Seller for breach of Seller’s representation set forth in Section 4.6(f), with respect to title to a leasehold estate under a Leased Site Lease, Purchaser shall first seek recovery from Title Company pursuant to the applicable Title Policy (it being understood and agreed that any such claim made by Purchaser against Title Company will satisfy the requirement set forth in Section 10.1 that litigation be commenced within six (6) months after a notice of claim for indemnification is given by Purchaser to Seller).

ARTICLE 12

BREACHES AND DEFAULTS; TERMINATION; REMEDIES

Section 12.1.                             Termination.

This Agreement may be terminated as follows:

(a)                                  by mutual written agreement of the parties hereto;

(b)                                 by either Purchaser or Seller if the Closing shall not have taken place by December 31, 2003 (the “Outside Date”) by written notice to the other party at any time after the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c)                                  by Purchaser (i) if it is not satisfied with its due diligence review of the Purchased Assets for any reason, by written notice given to Seller within twenty (20) Business Days of the Effective Date, or (ii) by written notice to Seller upon the occurrence of a Material Adverse Effect;

(d)                                 by either Purchaser or Seller, by written notice to the other party, if the consummation of the transactions shall be prohibited by a final, non-appealable order, decree or injunction of a Governmental Authority, provided, however, that the right to terminate this Agreement pursuant to this paragraph (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of a representation, warranty, covenant or agreement made in this Agreement or any other agreement or instrument delivered in connection with this Agreement, has been a principal cause of or resulted in such final, non-appealable order, decree or injunction of a Governmental Authority; or

(e)                                  by either Purchaser or Seller, if the other party breaches this Agreement in any material respect, and the breach remains uncured for thirty (30) days after receipt of written notice thereof.

Section 12.2.                             Effect of Termination.

(a)                                  If the Agreement is terminated pursuant to Section 12.1(a), or by Purchaser pursuant to Section 12.1(c), 12.1(d) or 12.1(e), or if the Closing does not occur by the Outside Date, then the Escrow Deposit shall be returned to Purchaser in accordance with and subject to the terms and conditions of the Escrow Agreement, and neither party shall have any further obligation or liability to the other except those that expressly survive termination including the obligations and indemnities contained in Sections 6.2(b) and 8.2 and Article 13; provided, however, if the transactions hereunder shall fail to close solely by reason of Seller’s default, and Purchaser shall have fully performed its obligations hereunder and shall be ready, willing and able to close, then Purchaser shall be entitled to (1) specifically enforce this Agreement (it being acknowledged and agreed that such default will cause irreparable harm to Purchaser and that money damages would not be an adequate remedy to Purchaser) and Seller agrees that it will not seek, and hereby waives any requirement for, the securing or posting of a bond or proving actual damages in such action or (2) terminate this Agreement and obtain a return of the Escrow Deposit and reimbursement by Seller of Purchaser’s actual out-of-pocket costs paid in connection with the transactions hereunder (such reimbursement not to exceed the amount of the Escrow Deposit in the aggregate) but no other action, for damages or otherwise, shall be permitted (except that, if specific performance is not available due to Seller’s willful default, there will be no limit on Purchaser’s right to damages hereunder).

(b)                                  IN THE EVENT THIS AGREEMENT IS TERMINATED BY SELLER PURSUANT TO SECTIONS 12.1(d) OR 12.1(e), THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF THE ESCROW AGREEMENT, AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.  TAKING INTO ACCOUNT THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE ESCROW DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S ACTUAL DAMAGES IN THE EVENT OF PURCHASER’S BREACH OR DEFAULT.  IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF PURCHASER’S DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT.

Seller’s Initials	Purchaser’s Initials

ARTICLE 13

MISCELLANEOUS

Section 13.1.                             Expenses.

The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, consultants, counsel and accountants.  If either Purchaser or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), and costs incurred in establishing the right to indemnification.  The provisions of this Section 13.1 shall survive any termination of this Agreement.

Section 13.2.                             Further Assurances.

Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, the prompt removal by Seller of any Tax Lien imposed on any of the Purchased Assets in connection with the matters set forth in Section 4.5(b) of the Seller Disclosure Schedule.  Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

Section 13.3.                             Access to Records.

From and after the Closing Date and until the seventh (7th) anniversary thereof, at reasonable times and upon reasonable advance written notice to one of Seller’s executive officers, Seller shall allow Purchaser, and its counsel, accountants and other representatives, such access to Seller’s records that after the Closing are in the custody or control of Seller as Purchaser reasonably requires in order to comply with its obligations under applicable law or under contracts constituting Assumed Liabilities.  From and after the Closing Date, at reasonable times and upon reasonable advance written notice to one of the Purchaser Executive Officers, Purchaser shall allow Seller, and its counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as Seller reasonably requires in order to comply with its obligations under applicable law.  Each party’s access to the other party’s records pursuant to this Section 13.3 shall be done in such a manner so as not to unreasonably disrupt the other party’s conduct of its business.

Section 13.4.                             Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

Section 13.5.                             Notices.

Any notice or other communication required or permitted hereunder shall be in writing and shall be (a) personally delivered, (b) mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, (c) delivered by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, or (d) delivered by facsimile transmission with a confirmatory copy by first class mail, addressed as follows:

If to Seller, to:

VIA Wireless LLC
c/o UbiquiTel Inc.
One West Elm Street, Suite 400
Conshohocken, PA 19428
Facsimile:	(610) 832-0373
Attention:	Mr. Donald A. Harris
President and Chief Executive Officer

with a required copy (that shall not constitute notice) to:

Patricia E. Knese, Esq. at the same address
Fax: (610) 832-1076

and

Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Fax: (310) 586-7800
Attention: Gregg Bernhard, Esq.

If to Purchaser, to:

GoldenState Towers, LLC
125 Ryan Industrial Court, Suite 109
San Ramon, CA 94583
Facsimile:	925-837-9999
Attention:	John F. Ricci, Chief Executive Officer

with a required copy (that shall not constitute notice) to:

Veronis Suhler Stevenson LLC
350 Park Avenue - 7th Floor
New York, New York 10022
Facsimile:	212-832-6371
Attention:	Jonathan D. Drucker

and

Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Facsimile:	212-833-1250
Attention:	Gregg S. Lerner

Any notice given by U.S. mail or overnight courier shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be.  Notices delivered by facsimile transmission shall be deemed given upon receipt by the sender of the transmission confirmation provided such facsimile is received on a Business Day on or before 4:00 PM (Eastern Standard Time); otherwise, a facsimile shall be deemed given the following Business Day.  Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

Section 13.6.                             Entire Agreement.

This Agreement (including the Schedules and Exhibits) and the agreements, certificates and other documents delivered or to be delivered hereunder contain the entire agreement between the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.  In the event of any inconsistency between this Agreement and the Escrow Agreement, the Escrow Agreement shall govern.

Section 13.7.                             Amendments and Waivers.

This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 13.8.                             Governing Applicable Law.

This Agreement shall be governed and construed in accordance with the applicable laws of the State of California without regard to principles of conflicts of applicable law or any rule of interpretation or construction as to which party drafted this Agreement.

Section 13.9.                             Assignment; Binding Effect.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of applicable law) by any party without the prior written consent of the other party, except that (i) Seller may merge with UbiquiTel Operating Company or UbiquiTel Leasing Company, so long as the surviving entity after such transaction shall, by operation of law or by written agreement satisfactory to Purchaser, assume all of Seller’s obligations under this Agreement and under any agreement or other instrument executed by Seller in connection herewith, and (ii) Purchaser may assign its rights and remedies hereunder to any bank or other financial institution that has loaned funds or otherwise extended credit to Purchaser (any such assignment shall not relieve Purchaser of its obligations hereunder).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.10.                       Beneficiaries of Agreement.

The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto (except for the provisions of Article 11, which are also for the benefit of the persons entitled to indemnification thereunder) and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

Section 13.11.                       Counterparts; Facsimile Signatures.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

Section 13.12.                       Exhibits and Schedules.

The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to this Agreement, unless the context shall otherwise require.

Section 13.13.                       Computation of Days; Holidays.

Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided.  Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day that is not a Business Day, then the same shall be deemed to fall on the immediately following Business Day.

Section 13.14.                       Headings.

The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIA WIRELESS LLC,
a California limited liability company

By:
Name:
Title:

GOLDENSTATE TOWERS, LLC
a Delaware limited liability company

By:
Name: John F. Ricci
Title: Chief Executive Officer